UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2012 (October 4, 2012)

Endo Health Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On October 4, 2012, the Registrant made a slide presentation at the Endo Health Solutions 2012 Investor Day, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. The Registrant also issued a press release announcing the slide presentation, which also contained certain forward-looking financial information. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

This slide presentation and press release include financial measures that are not in conformity with accounting principles generally accepted in the United States. We refer to these as non-GAAP financial measures. Specifically, they refer to adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted operating expense and adjusted gross margin.

We define adjusted diluted earnings per share (EPS) as diluted earnings per share, adjusted for certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; amortization of intangible assets related to marketed products and customer relationships; inventory step-up recorded as part of our acquisitions; non-cash interest expense; certain other items that the we believe do not reflect our core operating performance; the cash tax savings resulting from our recent acquisitions; and the tax effect of the pre-tax adjustments above at applicable tax rates.

We define adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; inventory step-up recorded as part of our acquisitions; and certain other items that we believe do not reflect our core operating performance.

We define adjusted operating expense as operating expenses, adjusted for amortization of intangible assets related to marketed products and customer relationships; certain upfront and milestone payments to partners; acquisition-related and integration items, net; cost reduction and integration-related initiatives; asset impairment charges; inventory step-up recorded as part of our acquisitions; and certain other items that we believe do not reflect our core operating performance.

We define adjusted gross margin as total revenues, less cost of revenues, adjusted for amortization of intangible assets related to marketed products; certain upfront and milestone payments to partners; cost reduction and integration-related initiatives; inventory step-up recorded as part of our acquisitions; and certain other items that we believe do not reflect our core operating performance.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. We refer to these non-GAAP financial measures in making operating decisions because we believe they provide meaningful supplemental information regarding the Company’s operational performance. For instance, we believe that these non-GAAP financial measures facilitate internal comparisons to our historical operating results and comparisons to competitors’ results. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency related to supplemental information used by us in our financial and operational decision-making. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting. Further, we believe that these non-GAAP financial measures may be useful to investors, research analysts, investment bankers and lenders that utilize these non-GAAP measures to evaluate our financial performance. Finally, adjusted diluted EPS is considered by the Compensation Committee of our Board of Directors in assessing the performance and compensation of substantially all of our employees, including our executive officers.

Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this presentation to their most directly comparable GAAP financial measures as provided in this slide presentation and press release.

However, with the exception of projected adjusted diluted earnings per share, we have not provided a quantitative reconciliation of projected non-GAAP measures including adjusted EBITDA, adjusted gross margin and adjusted operating expense. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Attached hereto and incorporated by reference herein in the slide presentation labeled as Exhibit 99.1, is certain unaudited pro forma condensed combined financial information of the Company and its subsidiaries for the years ended December 31, 2011 and 2010, which give effect to the acquisitions of American Medical Systems Holdings, Inc. (AMS), Generics International (US Parent), Inc. (Qualitest), Penwest Pharmaceuticals Co. (Penwest) and HealthTronics, Inc. (HealthTronics) and as if they had occurred on January 1, 2010.

The unaudited pro forma condensed combined financial information included in Exhibit 99.1 has been provided for informational purposes only and does not purport to project the future financial position or operating results of the Company.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Exhibit Number	Description

99.1	Slide Presentation dated October 4, 2012

99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: October 4, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Slide Presentation dated October 4, 2012

99.2	Press Release